Exhibit 5.1

[HOGAN & HARTSON L.L.P LETTERHEAD]

March 13, 2006

Board of Directors

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, VA 22102

Ladies and Gentlemen:

We are acting as counsel to Highland Hospitality Corporation, a Maryland corporation (the “Company”), in connection with the proposed public offering of up to 7,300,000 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) are to be offered by the Company, pursuant to a prospectus supplement dated March 8, 2006 and the accompanying prospectus dated December 30, 2004 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-121341) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Prospectus, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5).

3.	The Articles of Amendment and Restatement of the Company, as certified by the Maryland State Department of Assessments and Taxation on February 14, 2006 and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Articles”).

4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

Board of Directors

March 13, 2006

5.	Executed copy of the Underwriting Agreement, dated March 9, 2006, by and among the Company, Highland Hospitality, L.P., a Delaware limited partnership, and Bear, Stearns & Co. Inc. and Deutsche Bank Securities, Inc., as the representatives of several underwriters listed on Schedule I thereto (the “Agreement”).

6.	Certain resolutions of the Board of Directors of the Company (the “Board”) adopted at a meeting held on March 7, 2006, and certain resolutions of the Pricing Committee of the Board adopted at a telephonic meeting on March 9, 2006, in each case, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the execution and delivery of the Agreement, the issuance and sale of the Shares and arrangements in connection therewith (such documents, collectively, the “Board Resolutions”).

7.	Memorandum to the file regarding telephonic confirmation from the staff of the Commission of the effectiveness of the Registration Statement as of December 30, 2004.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Articles. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following issuance of the Shares pursuant to the terms of the Underwriting Agreement and receipt by the Company of the consideration for the Shares specified in the Agreement and the Board Resolutions, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We

Board of Directors

March 13, 2006

assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.